UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 9, 2021

WYNN RESORTS, LIMITED
(Exact name of registrant as specified in its charter)

Nevada		000-50028	46-0484987
(State or other jurisdiction of incorporation)		(Commission File Number)	(I.R.S. Employer Identification No.)
3131 Las Vegas Boulevard South
Las Vegas,	Nevada		89109
(Address of principal executive offices)			(Zip Code)

(702) 770-7555
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01	WYNN	Nasdaq Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period or complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 9, 2021, Wynn Resorts, Limited (the “Company”) announced that Matt Maddox, CEO of the Company, will be leaving the Company as of January 31, 2022. Following a unanimous request by the Board of Directors, Mr. Maddox agreed to remain on the Wynn Macau, Limited and Wynn Interactive Ltd. Boards through the end of 2022. Craig Billings, who has served as Chief Financial Officer of the Company since March 2017, and also served as President of the Company from May 2019 to May 2021, will become CEO of the Company and a member of the Board effective February 1, 2022.

Maddox Transition Agreement

On November 9, 2021, the Company entered into an agreement with Mr. Maddox (the "Maddox Agreement") to finalize the terms of his transition and departure.

The Maddox Agreement terminates Mr. Maddox’s existing employment agreement with the Company as of January 31, 2022 and provides that through January 31, 2022, Mr. Maddox will continue to serve as a Director and as the CEO of the Company, and he will continue to receive compensation per the terms of his existing employment agreement.

In consideration of the terms set forth in the Maddox Agreement, consistent with the separation terms in Mr. Maddox’s existing employment agreement, the Maddox Agreement provides to Mr. Maddox the following: (1) a cash payment equal to $3 million, which is equivalent to eighteen months’ salary; (2) continued participation in the Company’s senior executive health program through December 31, 2022; (3) a payment equal to 11/12ths of the greater of Mr. Maddox’s annual bonus for 2020 and 2021, and (4) health care benefits coverage for Mr. Maddox and his dependents which shall be paid for by the Company until the expiration of Mr. Maddox’s continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985. In addition, pursuant to Mr. Maddox’s existing restricted stock agreements, 82,238 unvested shares granted to Mr. Maddox shall vest on January 31, 2022, representing a pro rata share of restricted stock previously granted to Mr. Maddox. Pursuant to the Maddox Agreement, Mr. Maddox will continue to serve on the boards of Wynn Interactive Ltd. and Wynn Macau, Limited, each subsidiaries of the Company, until December 31, 2022, and will remain available to the CEO of the Company for the remainder of 2022 on an as needed basis. Under the Maddox Agreement, Mr. Maddox grants a waiver and release of claims to the Company and agrees to certain non-competition, non-solicitation and confidentiality provisions.

Billings Employment Agreement

On November 9, 2021, the Company entered into an agreement with Mr. Billings (the “Billings Agreement”).

Pursuant to the Billings Agreement, upon transition to the role of CEO, Mr. Billings will receive: (1) a base salary of $1,800,000, (2) an annual target bonus under the Company’s incentive plan of not less than 200% of the base salary, (3) an annual target equity grant of restricted stock equal to 375% of Mr. Billings’ base salary ($6.8 million in 2022), and (4) an initial grant of restricted stock equal to $5.0 million, vesting ratably over three years on each anniversary of the service commencement date as CEO. Equity awards granted to Mr. Billings previously under his existing agreement with the Company pursuant to the 2014 Omnibus Incentive Plan remain unchanged. The Billings Agreement provides the same severance benefits that were provided under Mr. Billings’ prior employment agreement, except that the portion attributable to base salary severance payments will be an amount equal to Mr. Billings’ base salary for the remainder of the term of the Billings Agreement, but not less than 18 months. The Billings Agreement also contains certain non-competition, non-solicitation and confidentiality provisions and has a term that ends on February 15, 2025.

The foregoing summaries of the Maddox Agreement and the Billings Agreement are qualified by reference to each of the Maddox Agreement and the Billings Agreement, copies of which will be filed as exhibits to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2021.

Item 7.01	Regulation FD Disclosure.
On November 9, 2021, the Company issued a press release relating to the change in management. This press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or incorporated by reference in any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.
(d)Exhibits.

Exhibit No.	Description

99.1	Press release, dated November 9, 2021, of Wynn Resorts, Limited.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WYNN RESORTS, LIMITED

Dated: November 9, 2021	By:	/s/ Ellen F. Whittemore
Ellen F. Whittemore
Executive Vice President, General Counsel & Secretary